CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Announces Preliminary Third-quarter 2006 Net and Operating* EPS and
Book Value

• Raising full-year combined ratio target as loss severity moves higher and ongoing storm activity suggests record year for catastrophe losses

• Investment portfolio provides book value growth and anticipated contribution to income

Cincinnati, October 23, 2006 – Cincinnati Financial Corporation (NASDAQ:CINF) today said that it expects both diluted net income and operating* income for third-quarter 2006 to be in the range of 65 cents to 67 cents per share compared with net income of 66 cents and operating income of 61 cents in the third quarter of 2005. Book value per share at quarter-end is expected to exceed $37.25, up from $35.02 at June 30, 2006, and from $34.88 at year-end 2005, due to appreciation of invested assets. Investment income for the quarter and nine months should increase in line with expectations. The company will report final third-quarter results on Wednesday, November 1, 2006.

On a preliminary basis, the company estimates net written premium growth in line with its expectations at 2.4 percent for the third quarter and 3.2 percent for the nine months. The GAAP combined ratio for the quarter is expected to be approximately 96 percent, including approximately 3.5 percentage points from catastrophe losses, and for the nine months approximately 94 percent, including approximately 5.5 percentage points from catastrophe losses. In 2005, catastrophe losses contributed 8.6 percentage points to the GAAP combined ratio in the third quarter and 3.6 percentage points in the nine months. The company estimates pretax catastrophe losses of $27 million for the third quarter of 2006, bringing the total for the first three quarters of 2006 to approximately $130 million, or 5.5 percentage points on the combined ratio.

As a result, the company expects the following full-year 2006 results:

•

Property casualty written premiums target unchanged at 2+ percent growth in 2006. Growth in commercial lines is more than offsetting the expected decline in personal lines.

•

Combined ratio target raised to a range of 94 percent to 95 percent from a range of 92 percent to 94 percent, including at least 5.0 percentage points from full-year catastrophe losses

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Investment income growth target unchanged at 8.0 percent to 8.5 percent range for 2006.

John J. Schiff, Jr., CPCU, chairman and chief executive officer, said, “Across our business, careful attention to property casualty underwriting has helped us maintain a strong financial position and achieve industry-leading results on a consistent basis. Nonetheless, The Cincinnati Insurance Companies provide policyholders with protection in the event of loss, and during any short-term period, a variety of factors can cause the frequency or severity of non-catastrophe-related claims to reach unusual levels.

“We believe that our third-quarter property casualty underwriting results reflect the normal ebb and flow of the insurance business. We continue to work with our local independent insurance agent representatives to take advantage of quality business opportunities. Our agents, our local field associates and our headquarters underwriters continue to maintain our standards for risk selection, underwriting and pricing. On an ongoing basis, we monitor loss patterns to determine appropriate changes to our products and our pricing.”

James E. Benoski, vice chairman, chief insurance officer and president, said, “Our overall growth and increasing average premium per policy could lead us to expect additional larger losses. In the third quarter, new losses and case reserve increases greater than $250,000 moved above the average of the past six quarters. Our initial analysis has turned up no new trend in the sources of these losses – no geographic concentration, no policy age concentration, no cause of loss concentration.

“In addition to large losses, each of the three most affected business lines – commercial auto, workers’ compensation and homeowner – was also affected by different influences. Commercial auto results reflect the increasing competition in the commercial lines marketplace. Workers’ compensation reflects a review we made of established case reserves. Homeowner appears to be beginning to reflect industrywide trends of higher material costs and insured property values as well as rising deductibles. Underwriting results remained healthy for our other business areas, including our two largest commercial business lines – commercial property and commercial casualty – and our largest personal business line –personal auto.”

Benoski noted, “Our perspective on our underwriting results is reinforced by preliminary data indicating approximately $38 million of overall favorable development on prior period loss reserves in the third quarter. As we settle claims and conduct our normal reviews of loss trend data, in all lines but workers’ compensation, we generally are seeing modest redundancies in our reserve levels for earlier accident years, reflecting our emphasis on establishing adequate initial reserves. We have reason to believe the actions taken over the past several months will bring workers’ compensation to at least the same healthy level as the remainder of our business lines.”

Benoski added, “In addition to catastrophe losses through the first nine months of the year, a Midwest storm in early October caused heavy hail damage in central Ohio, resulting in at least $35 million of losses for our policyholders. With more than two months remaining in the year, our losses from severe weather events are already at a record level.”

Schiff concluded, “Our business model – always focused on long-term value rather than short-term results – has been successful for more than 50 years, benefiting shareholders, agents, policyholders and associates. We continue to rely on our fundamental strengths to achieve strong overall performance.”

	Q306	YTD06	Q305	YTD05
	Preliminary Estimates		Reported
Net Written Premium Growth:
Property casualty	2.4%	3.2%	1.6%	3.3%
Commercial lines	6.5	6.4	2.6	5.3
Personal lines	(8.0)	(6.1)	(0.9)	(1.9)

Combined Ratio (GAAP):
Property casualty	96.0 - 96.2%	94.1 - 94.3%	96.6%	91.0%
Commercial lines	93.3 - 93.5	91.3 - 91.5	95.2	89.2
Personal lines	104.3 - 104.5	102.7 - 102.9	100.5	96.1

Cincinnati Financial will host a conference call to discuss this announcement at 5:30 p.m. EDT today. The call is accessible by dialing 800-374-0064 or through a live, audio-only webcast by visiting www.cinfin.com/investors.

* Reconciliation of Net Income to Operating Income as required by Regulation G

	Q306	Q305
	Preliminary Estimate	Reported
Net income per share	$0.65 - 0.67	$0.66
Net realized investment gains and losses	0.00	0.05
Operating income	$0.65 - 0.67	$0.61

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities and embedded derivatives without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

About the Company

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

Safe Harbor Statement

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2005 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

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Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

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Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

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Increased frequency and/or severity of claims

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

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Downgrade of the company’s financial strength ratings,

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Concerns that doing business with the company is too difficult

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Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace or

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Regulations or laws that change industry or company practices for our agents.

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Increased competition that could result in a significant reduction in the company’s premium growth rate

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Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

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Actions of insurance departments, state attorneys general or other regulatory agencies that:

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Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

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Increase our expenses

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Place us at a disadvantage in the marketplace or

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Restrict our ability to execute our business model, including the way we compensate agents

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Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

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Inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

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Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third Bancorp (Nasdaq:FITB) shares, a significant equity holding

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Events that lead to a significant decline in the value of a particular security and impairment of the asset

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Prolonged medium- and long-term low interest rate environment or other factors that limit the company’s ability to generate growth in investment income

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Adverse outcomes from litigation or administrative proceedings

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Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

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Events, such as an avian flu epidemic, natural catastrophe or construction delays, that could hamper our ability to assemble our workforce at our headquarters location

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.